Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES VERONIQUE GABAI-PINSKY, PRESIDENT OF THE
VERA WANG GROUP, AS A DIRECTOR NOMINEE FOR ITS BOARD OF DIRECTORS

New York, New York, July 31, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that Veronique Gabai-Pinsky, President of the Vera Wang Group since the Fall of 2015, has been nominated by the Board of Directors to be added as a member of its Board. The election of directors will be voted upon by the Inter Parfums shareholders at the annual meeting on September 12, 2017. Ms. Gabai-Pinsky will fill the independent Board vacancy resulting from the coming retirement of Jean Levy immediately after the meeting, after more than 20 years of distinguished service to Inter Parfums. The Board is comprised of nine directors, five of whom are independent. Upon her election, Ms. Gabai-Pinsky will become a member of the Board’s Audit Committee, Nominating Committee and Executive Compensation and Stock Option Committee.

With over 25 years of experience in the luxury, fashion, beauty and fragrance fields, Ms. Gabai-Pinsky is an accomplished brand builder, bridging creative thinking and business acumen. Prior to joining Vera Wang, Ms. Gabai-Pinsky spent 12 years at the Estee Lauder Companies, including as the Global President of Aramis and Designers Fragrances, a division of the Estee Lauder Companies. During her tenure, she was instrumental in managing, developing and transforming the portfolio of designer fragrances. From 1999 to 2003, Ms. Gabai-Pinsky was Executive Vice President for Symrise and its predecessor, Dragoco where she was General Manager for Fine Fragrance, North America.

From 1997 to 1999, Ms. Gabai-Pinsky served as Vice President of Marketing and Communication for Guerlain, a division of LVMH, where she led the successful re-launch of Shalimar and the introduction of Aqua Allegoria. She started her career at L’Oréal, and was lastly Vice President of Marketing for Giorgio Armani, where she was instrumental in the growth of its fragrance business by developing the highly successful Acqua di Gio for men and introducing the Emporio Armani franchise.

Throughout her career, she has received several awards, having been named one of the top 10 “Women in Luxury” by Time Style & Design magazine in 2008, “Achiever of the Year” in 2009 by CEW, “Cristal of Honor” award in 2010 for her noteworthy career achievements and contributions in advertising, and the 2013 “Art of Packaging Award” by Pratt Institute, which recognizes excellence in cosmetics and packaging design. She was also named Marketer of the Year by WWD in December 2013. Ms. Gabai-Pinsky graduated from ESSEC Business School in Paris, France.

“We are delighted and fortunate that Veronique has agreed to join our Board given her wealth of knowledge and experience in the fragrance and fashion industries,” said Jean Madar, Chairman & CEO of Inter Parfums, Inc. “Veronique is a proven leader and creative force in our industry, and I along with my fellow Board members look forward to benefitting from her extensive brand building and expertise as we remain focused on driving sales and increasing value for our shareholders.”

Mr. Madar continued, “On behalf of the entire Board, I would also like to thank Jean Levy for his more than 20 years of service to our company. As an icon of the beauty industry, we have had the advantage of Jean’s insights, input and instincts which helped build our company into what it is today. We are forever grateful for his manifold contributions to the success Inter Parfums has enjoyed over the past two decades.”

Inter Parfums, Inc. News Release July 31, 2017	Page 2

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com